Exhibit 10.1
Execution Copy
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
AMONG
ENCORE ACQUISITION COMPANY,
ENCORE OPERATING, L.P.,
ENCORE PARTNERS GP HOLDINGS LLC,
ENCORE PARTNERS LP HOLDINGS LLC,
ENCORE ENERGY PARTNERS GP LLC,
ENCORE ENERGY PARTNERS LP
AND
ENCORE ENERGY PARTNERS OPERATING LLC

SCHEDULES

Schedule A	Assignment and Bill of Sale
Schedule B	Leases
Schedule B-1	Wells
Schedule B-2	Surface Agreements
Schedule B-3	Contracts

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
          This Contribution, Conveyance and Assumption Agreement, dated effective as of September 17, 2007, is entered into by and among Encore Acquisition Company, a Delaware corporation (“EAC”), Encore Operating, L.P., a Texas limited partnership (“Encore Operating”), Encore Partners GP Holdings LLC, a Delaware limited liability company (“GP Holdings”), Encore Partners LP Holdings LLC, a Delaware limited liability company (“LP Holdings”), Encore Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Encore Energy Partners Operating LLC, a Delaware limited liability company (“ENP Operating”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.
RECITALS
          WHEREAS, the General Partner and LP Holdings have formed the Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act;
          WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken prior to the date hereof:
          1. EAC formed GP Holdings under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed $1,000 to GP Holdings in exchange for all of the membership interests in GP Holdings;
          2. EAC formed LP Holdings under the terms of the Delaware LLC Act and contributed $1,000 to LP Holdings in exchange for all of the membership interests in LP Holdings;
          3. GP Holdings formed the General Partner under the terms of the Delaware LLC Act and contributed $512 to the General Partner in exchange for all of the membership interests in the General Partner;
          4. the General Partner and LP Holdings formed the Partnership under the terms of the Delaware LP Act and the General Partner contributed $12 to the Partnership in exchange for a 2% general partner interest in the Partnership and LP Holdings contributed $588 to the Partnership in exchange for a 98% limited partner interest in the Partnership;
          5. the Partnership formed ENP Operating under the terms of the Delaware LLC Act and contributed $100 to ENP Operating in exchange for all of the membership interests in ENP Operating;
          6. ENP Operating formed a Delaware limited liability company named Encore Clear Fork Pipeline LLC (“Clear Fork”) under the terms of the Delaware LLC Act and contributed $50 to Clear Fork in exchange for all of the membership interests in Clear Fork;

          7. EAC (through one or more subsidiaries) assigned to ENP Operating all of its rights and duties under the Purchase Agreement (as defined herein) relating to the Elk Basin Assets (as defined herein);
          8. EAC made a capital contribution to ENP Operating of $93,658,685 (98% through LP Holdings and the Partnership and 2% through GP Holdings, the General Partner and the Partnership);
          9. EAC made a capital contribution of $120 million to EAP Operating, Inc., a Delaware corporation (“EAP Operating”), which loaned all of such funds to ENP Operating (the “EAP Operating Loan”);
          10. ENP Operating entered into the Credit Agreement (as defined herein);
          11. ENP Operating acquired the Elk Basin Assets under the Purchase Agreement in exchange for $328,358,685;
          12. EAC assigned put contracts with a value of $9,402,558 to ENP Operating (98% through LP Holdings and the Partnership and 2% through GP Holdings, the General Partner and the Partnership);
          13. the Partnership issued 550,000 management incentive units to certain executives of the General Partner; and
          14. LP Holdings’ limited partner interest in the Partnership was converted to 10,279,639 Common Units (as defined herein) and the General Partner’s general partner interest was converted to 221,013 General Partner Units (as defined herein);
          WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:
          1. in connection with the Partnership’s initial public offering (the “Offering”), the public, through the Underwriters (as defined herein), will contribute $175,770,450 in cash to the Partnership, less the Underwriters’ discount of 6.625% and a structuring fee of 0.375%, in exchange for 9,000,000 Common Units representing a 37.4% limited partner interest in the Partnership (such Common Units being hereinafter referred to as the “Firm Units”);
          2. the Partnership will use the proceeds from the Offering of the Firm Units to (a) pay transaction expenses, which are estimated to be $3.8 million (exclusive of the Underwriters’ discount and the structuring fee), and (b) contribute the remaining approximately $172.0 million to ENP Operating, which will use it to repay (i) a portion of the indebtedness outstanding under the Credit Agreement, and (ii) all of the indebtedness under the EAP Operating Loan, together with accrued interest;
          3. Encore Operating will contribute its interests in the Permian Basin Assets (as defined herein) to the Partnership in exchange for 4,043,478 Common Units (together with the Firm Units, the “Initial Closing Units”);

          4. the Partnership will contribute its interests in the Permian Basin Assets to ENP Operating in exchange for the continuation of its membership interest in ENP Operating;
          5. LP Holdings will distribute a number of Common Units to EAC that is equal to the excess of (a) 2% of the total number of Units outstanding immediately following the issuance of the Initial Closing Units over (b) the number of General Partner Units outstanding immediately prior to the issuance of the Initial Closing Units (after rounding as provided herein, the “Initial Distributed Units”) and, thereafter, EAC will contribute the Initial Distributed Units to GP Holdings, who will further contribute such units to the General Partner;
          6. upon receipt of the Initial Distributed Units, the General Partner will exchange such units with the Partnership for an equal number of General Partner Units in order to enable the General Partner to maintain its 2% general partner interest in connection with the issuance of the Initial Closing Units;
          7. to the extent that the Underwriters exercise their over-allotment option (the “Over-Allotment Option”) to purchase up to 1,350,000 Common Units (the “Over-Allotment Units”), the Partnership will contribute the net proceeds therefrom to ENP Operating, which will use such proceeds to repay a portion of the indebtedness outstanding under the Credit Agreement;
          8. to the extent the Partnership issues Over-Allotment Units, LP Holdings will distribute a number of Common Units to EAC that is equal to the excess of (a) 2% of the total number of Units outstanding immediately following the issuance of the Over-Allotment Units over (b) the number of General Partner Units outstanding immediately prior to the issuance of the Over-Allotment Units (after rounding as provided herein, the “Subsequent Distributed Units”) and, thereafter, EAC will contribute the Subsequent Distributed Units to GP Holdings, who will further contribute such units to the General Partner;
          9. upon receipt of Subsequent Distributed Units, the General Partner will exchange such units with the Partnership for an equal number of General Partner Units in order to enable the General Partner to maintain its 2% general partner interest in connection with the issuance of the Subsequent Distributed Units; and
          10. the organizational documents of the Parties will be amended and restated as necessary to reflect the applicable matters set forth above and as contained in this Agreement;
          NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1	Terms.
          The following defined terms shall have the meanings given below:
          “Agreement” means this Contribution, Conveyance and Assumption Agreement.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Assignment” means one or more Deed, Assignment and Bill of Sale substantially in the form attached as Schedule A.
          “Clear Fork” has the meaning as set forth in the Recitals of this Agreement.
          “Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.
          “Common Units” has the meaning as set forth in the Partnership Agreement.
          “Conflicts Committee” means the Conflicts Committee of the General Partner.
          “Covered Environmental Losses” is defined in Section 3.1.
          “Credit Agreement” means that certain Credit Agreement dated as of March 7, 2007 by and among ENP Operating, the Partnership, Bank of America, N.A., as administrative agent and L/C Issuer, Banc of America Securities LLC, as sole lead arranger and sole book manager, and the other lenders party thereto.
          “Delaware LLC Act” has the meaning as set forth in the Recitals of this Agreement.
          “Delaware LP Act” has the meaning as set forth in the Recitals of this Agreement.
          “EAC” has the meaning as set forth in the opening paragraph of this Agreement.
          “EAP Operating” has the meaning as set forth in the Recitals of this Agreement.
          “EAP Operating Loan” has the meaning as set forth in the Recitals of this Agreement.
          “Effective Time” means 12:01 a.m. Eastern Daylight Time on September 17, 2007.
          “Elk Basin Assets” means the oil and natural gas properties and related assets (including, but not limited to, the Elk Basin Gas Plant and the Clear Fork pipeline) in or near the Elk Basin field in Park County, Wyoming and Carbon County, Montana, that were acquired by ENP Operating under the terms of the Purchase Agreement.
          “Encore Operating” has the meaning as set forth in the opening paragraph of this Agreement.

          “ENP Operating” has the meaning as set forth in the opening paragraph of this Agreement.
          “Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law, now or hereafter in effect, relating to the protection of the environment (including, but not limited to, any natural resource damages, any generation, use, storage, treatment, Release or threatened Release of Hazardous Substances, into the indoor or outdoor environment, and any exposure of any Person or property to Hazardous Substances) including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and all other environmental conservation and protection laws, each as amended from time to time.
          “Firm Units” has the meaning as set forth in the Recitals of this Agreement.
          “General Partner” has the meaning as set forth in the opening paragraph of this Agreement.
          “General Partner Units” has the meaning as set forth in the Partnership Agreement.
          “GP Holdings” has the meaning as set forth in the opening paragraph of this Agreement.
          “Hazardous Substance” means (a) any substance that is designated, defined or classified as a solid waste, hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance or words of similar meaning or impact, or that is otherwise regulated or as to which liability may arise under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined and (c) asbestos, whether in a friable or non-friable condition, polychlorinated biphenyls or radon.
          “Indemnified Assets” means the Permian Basin Assets and the Elk Basin Assets.
          “Indemnified Party” means each member of the Partnership Group and each EAC Entity in their capacities as parties entitled to indemnification in accordance with Article III.
          “Indemnifying Party” means each of EAC and the Partnership, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.
          “Initial Closing Units” has the meaning as set forth in the Recitals of this Agreement.

          “Initial Distributed Units” has the meaning as set forth in the Recitals of this Agreement.
          “LP Holdings” has the meaning as set forth in the opening paragraph of this Agreement.
          “Offering” has the meaning as set forth in the Recitals of this Agreement.
          “Other Losses” is defined in Section 3.3(a).
          “Over-Allotment Option” has the meaning as set forth in the Recitals of this Agreement.
          “Over-Allotment Units” has the meaning as set forth in the Recitals of this Agreement.
          “Party” or “Parties” has the meaning as set forth in the opening paragraph of this Agreement.
          “Partnership” has the meaning as set forth in the opening paragraph of this Agreement.
          “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Encore Energy Partners LP, dated as of September 17, 2007, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to September 17, 2007 shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.
          “Partnership Group” means the General Partner, the Partnership and all of their respective Subsidiaries.
          “Permian Basin Assets” means the assets listed on Schedules B, B-1, B-2 and B-3 hereto and as described in the Assignment with respect thereto.
          “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
          “Purchase Agreement” means that certain purchase and sale agreement dated January 16, 2007 among EAC and certain subsidiaries of Anadarko Petroleum Corporation.
          “Registration Statement” means the registration statement on Form S-1 filed by the Partnership relating to the Offering.
          “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

          “Retained Assets” means the assets and investments owned by EAC and any of its Affiliates that were not conveyed, contributed or otherwise Transferred to the Partnership Group pursuant to this Agreement and other documents relating to the transactions referred to in this Agreement, including, without limitation, the replacements and natural extensions thereof.
          “Risk-Based Cleanup Criteria” are a risk-based cleanup criteria authorized under applicable Environmental Law for remediation of a particular property, taking into consideration the Partnership Group’s use of the property being remediated and, if such property is not owned by the Partnership Group, any contractual or other requirements imposed by the property owner.
          “Subsequent Distributed Units” has the meaning as set forth in the Recitals of this Agreement.
          “Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.
          “Units” refers to Common Units, General Partner Units and management incentive units.
          “Underwriters” means UBS Securities LLC, Lehman Brothers, Inc., A.G. Edwards & Sons, Inc., Credit Suisse Securities (USA) LLC, Raymond James & Associates, Inc. and RBC Capital Markets Corporation.
          “Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.
ARTICLE II
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

Section 2.1	Public Cash Contribution.
          The Parties acknowledge a cash contribution by the public through the Underwriters to the Partnership of $189,000,000 ($175,770,450 after the Underwriters’ discount of 6.625% and a structuring fee of 0.375%) in exchange for 9,000,000 Common Units representing a 37.4% limited partner interest in the Partnership.

Section 2.2	Payment of Transaction Expenses by the Partnership; Cash Contribution by the Partnership to ENP Operating; Repayment of Indebtedness.
          The Parties acknowledge (a) the payment by the Partnership, in connection with the transactions contemplated hereby, of transaction expenses in the amount of approximately $3.8 million (exclusive of the Underwriters’ discount and the structuring fee), and (b) the contribution by the Partnership of its remaining cash of approximately $172.0 million as a capital contribution to ENP Operating, which agrees to use such contribution to repay (i) a portion of the indebtedness outstanding under the Credit Agreement, and (ii) all of the indebtedness under the EAP Operating Loan, together with accrued interest.

Section 2.3	Contribution of Permian Basin Assets by Encore Operating to the Partnership.
          Encore Operating hereby agrees to contribute, bargain, convey, assign, transfer, set over and deliver to the Partnership its interests in the Permian Basin Assets, as a capital contribution, pursuant to the Assignment and such other additional instruments and agreements as may be necessary to affect same in exchange for the issuance of 4,043,478 Common Units, and the Partnership hereby accepts such contribution to the capital of the Partnership.

Section 2.4	Contribution of Permian Basin Assets by the Partnership to ENP Operating.
          The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to ENP Operating, its successors and assigns, for its and their own use forever, the Permian Basin Assets in exchange for a continuation of its membership interest in ENP Operating, and ENP Operating hereby accepts the Permian Basin Assets as a contribution to the capital of ENP Operating.

Section 2.5	Distribution and Exchange of Initial Closing Units .
          LP Holdings hereby agrees to distribute a number of Common Units to EAC that is equal to the Initial Distributed Units; provided, that the total number of Initial Distributed Units shall be rounded to the nearest whole unit (and a 0.5 unit shall be rounded to the next higher unit). Upon receipt of the Initial Distributed Units, EAC agrees to contribute the Initial Distributed Units to GP Holdings, who agrees to further contribute the Initial Distributed Units to the General Partner. Upon receipt of the Initial Distributed Units, the General Partner agrees to exchange such units with the Partnership, and the Partnership agrees to accept such exchange, for an equal number of General Partner Units in order to enable the General Partner to maintain its 2% general partner interest in connection with the issuance of the Initial Closing Units.

Section 2.6	Over-Allotment Option.
          The Parties acknowledge that in the event the Underwriters exercise their Over-Allotment Option, the Partnership will contribute the net proceeds therefrom to ENP Operating, which will use such proceeds to repay a portion of the indebtedness outstanding under the Credit Agreement.

Section 2.7	Distribution and Exchange of Subsequent Closing Units .
          LP Holdings hereby agrees to distribute a number of Common Units to EAC that is equal to the Subsequent Distributed Units; provided, that the total number of Subsequent Distributed Units shall be rounded to the nearest whole unit (and a 0.5 unit shall be rounded to the next higher unit). Upon receipt of the Subsequent Distributed Units, EAC agrees to contribute the Subsequent Distributed Units to GP Holdings, who agrees to further contribute the Subsequent Distributed Units to the General Partner. Upon receipt of the Subsequent Distributed Units, the General Partner agrees to exchange such units with the Partnership, and the Partnership agrees to accept such exchange, for an equal number of General Partner Units in order to enable the General Partner to maintain its 2% general partner interest in connection with the issuance of the Over-Allotment Units.
ARTICLE III
ASSUMPTIONS OF CERTAIN LIABILITIES; INDEMNIFICATION

Section 3.1	Environmental Indemnification.
          Subject to Section 3.2, EAC shall indemnify, defend and hold harmless the Partnership Group for a period of one (1) year after the Closing Date from and against environmental claims, losses and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:
     (a) any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Indemnified Assets; or
     (b) any event or condition associated with the ownership or operation of the Indemnified Assets (including, without limitation, the presence of Hazardous Substances on, under, about or Releasing to or from the Indemnified Assets or the Release of Hazardous Substances generated by the operation of the Indemnified Assets at non-Indemnified Asset locations), including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, abatement, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, using Risk-Based Cleanup Criteria, if applicable, or to satisfy any applicable Voluntary Cleanup Program, using Risk-Based Cleanup Criteria, if applicable, and (C) the cost and expense for any environmental pre-trial, trial, or appellate legal or litigation support work;
but only to the extent that such violation complained of under Section 3.1(a) or such events or conditions included under Section 3.1(b) occurred or existed on or before the date of this Agreement (collectively, “Covered Environmental Losses”). Covered Environmental Losses shall not include any claim, loss or expense arising from or related to the plugging and abandonment of wells associated with the Indemnified Assets upon the determination that such well or wells have reached its or their useful economic life. The term “plugging and abandonment” as used herein shall mean all plugging, replugging, and abandonment associated with the Indemnified Assets, or any portion thereof, and including, but not limited to, all plugging and abandonment, associated removal, disposal or restoration of the surface, site clearance and disposal of the wells, structures and personal property located on or associated with the Indemnified Assets, the removal or capping and burying of all associated flowlines, the recontouring of the surface in accordance with applicable laws or the terms and conditions of applicable leases, licenses, franchises or contracts, site clearance and any disposal of related waste materials or Hazardous Substances of the type ordinarily encountered in oil and gas operations, but “plugging and abandonment” shall not include investigation or remediation of soil, groundwater, or surface water contamination (requiring remediation or response action under applicable Environmental Laws) exceeding the level of site restoration typically required for normal plugging and abandonment activities.

Section 3.2	Limitations Regarding Environmental Indemnification.
          The aggregate liability of EAC in respect of all Covered Environmental Losses under Section 3.1 shall not exceed $10.0 million, and EAC shall not have any obligation under Section 3.1 until such Covered Environmental Losses exceed $500,000, and then only to the extent such aggregate Covered Environmental Losses exceed $500,000. Notwithstanding anything herein to the contrary, in no event shall EAC have any indemnification obligations under Section 3.1 for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

Section 3.3	Additional Indemnification.
     (a) In addition to and not in limitation of the indemnification provided under Section 3.1, EAC shall indemnify, defend and hold harmless the Partnership Group from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group (“Other Losses”) by reason of or arising out of the following:
     (i) failure to convey good and defensible title to the Permian Basin Assets to one or more members of the Partnership Group subject only to encumbrances that do not materially adversely affect the value of the Permian Basin Assets or the ability of the Partnership Group to operate the Permian Basin Assets in substantially the same manner as they were operated immediately prior to the Closing Date;
     (ii) events and conditions associated with the Retained Assets whether occurring before or after the Closing Date; and
     (iii) all federal, state and local income tax liabilities attributable to the operation of the Permian Basin Assets prior to the Closing Date, including any such income tax liabilities of EAC and its Affiliates that may result from the consummation of the formation transactions for the Partnership Group;
provided, however, that the Partnership Group shall not be entitled to the indemnity in this Section 3.3(a) for Other Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any member of the Partnership Group or for Other Losses reserved on the books of the Partnership Group as of the Closing Date; provided, further, that, in the case of clause (i) above, such indemnification obligations shall terminate on the third anniversary of the Closing Date, and in the case of clause (iii) above, such indemnification obligations shall terminate after the expiration of any applicable statute of limitations.

     (b) In addition to and not in limitation of the indemnification provided under the Partnership Agreement, the Partnership Group shall jointly and severally indemnify, defend, and hold harmless EAC and its Affiliates from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by EAC or its Affiliates by reason of or arising out of events and conditions associated with the operation of the Indemnified Assets and occurring on or after the Closing Date (other than Covered Environmental Losses, which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.4	Indemnification Procedures.
     (a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
     (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
     (c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

     (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. For purposes of calculating the aggregate liability of EAC under Section 3.1, EAC will be deemed to have incurred any such liability when incurred or paid (and such liability shall be applied toward the $10.0 million limitation on liability set forth in Section 3.2), regardless of the status of any insurance claims in respect thereof, and such liability (and the application thereof toward the $10.0 million limitation on liability set forth in Section 3.2) will be reduced when any insurance proceeds in respect thereof are actually received by EAC to the extent that EAC is not required to pay such proceeds over to any members of the Partnership Group.
     (e) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.
ARTICLE IV
TITLE MATTERS

Section 4.1	Encumbrances.
     (a) Except to the extent provided in any other document executed in connection with this Agreement or the Offering, the contribution and conveyance (by operation of law or otherwise) of the Permian Basin Assets pursuant to this Agreement are made expressly subject to all recorded and unrecorded liens (other than consensual liens), encumbrances, agreements, defects, restrictions, adverse claims and all laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdiction over the Permian Basin Assets and operations conducted thereon or in connection therewith, in each case to the extent the same are valid and enforceable and affect the Permian Basin Assets, including all matters that a current survey or visual inspection of the Permian Basin Assets would reflect.
     (b) To the extent that certain jurisdictions in which the Permian Basin Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.1(a) immediately above shall also be applicable to the conveyances under such documents.

Section 4.2	Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws.
     (a) EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PERMIAN BASIN ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PERMIAN BASIN ASSETS

GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE PERMIAN BASIN ASSETS, (B) THE INCOME TO BE DERIVED FROM THE PERMIAN BASIN ASSETS, (C) THE SUITABILITY OF THE PERMIAN BASIN ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE PERMIAN BASIN ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PERMIAN BASIN ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD THE OPPORTUNITY TO INSPECT THE PERMIAN BASIN ASSETS, AND EACH IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PERMIAN BASIN ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PERMIAN BASIN ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE PERMIAN BASIN ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS, AND THE PERMIAN BASIN ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PERMIAN BASIN ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING.
     (b) The contributions of the Permian Basin Assets made under this Agreement are made with full rights of substitution and subrogation of the respective Parties receiving such contributions, and all persons claiming by, through and under such Parties, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the Parties contributing the Permian Basin Assets, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Permian Basin Assets.

     (c) Each of the Parties agrees that the disclaimers contained in this Section 4.2 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “contribute,” “distribute,” “convey,” “bargain,” “assign,” “transfer,” “deliver” or “set over” or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived or negated.
     (d) Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
ARTICLE V
FURTHER ASSURANCES

Section 5.1	Further Assurances.
          From time to time after the Effective Time, and without any further consideration the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.

Section 5.2	Other Assurances.
          From time to time after the Effective Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to attempt to identify all the assets being contributed to the Partnership Group as required in connection with the Offering.
          However, it is possible that assets intended to be contributed to the Partnership Group were not identified and therefore are not included in the Permian Basin Assets. It is the express intent of the Parties that the Partnership Group will own all assets necessary to operate the assets that are identified on Schedules B, B-1, B-2 and B-3 to this Agreement and in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the appropriate members of the Partnership Group. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate members of the Partnership Group. Likewise, to the extent that assets are identified at a later date that were not intended by the

Parties to be conveyed as reflected in the Registration Statement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party.
ARTICLE VI
EFFECTIVE TIME
          Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II or Article III of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II or Article III of this Agreement shall be effective and operative in accordance with Section 7.1 and this Article VI, without further action by any Party.
ARTICLE VII
MISCELLANEOUS

Section 7.1	Order of Completion of Transactions.
          The transactions provided for in Article II of this Agreement (other than Section 2.5) shall be completed immediately following the Effective Time in the order set forth in Article II of this Agreement. The transactions provided for in Section 2.5 of this Agreement shall be completed after those provided for in Article II of this Agreement.

Section 7.2	Costs.
          Except for the transaction expenses set forth in Section 2.2, ENP Operating shall pay all expenses, fees and costs, including sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, ENP Operating shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article V of this Agreement.

Section 7.3	Headings; References; Interpretation.
          All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation.”

Section 7.4	Successors and Assigns.
          The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.5	No Third Party Rights.
          The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.6	Counterparts.
          This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

Section 7.7	Governing Law.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 7.8	Severability.
          If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.9	Amendment or Modification.
          This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 7.10	Integration.
          This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This document and such instruments contain the entire understanding of the Parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 7.11	Deed; Bill of Sale; Assignment.
          To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein; provided that in such event, as regards the Permian Basin Assets, any conflict between this Agreement and the Assignment shall be construed in favor of the Assignment.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

ENCORE ACQUISITION COMPANY
By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

ENCORE OPERATING, L.P.
By:	EAP Operating, Inc., its General Partner

	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

ENCORE PARTNERS GP HOLDINGS LLC
By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Treasurer and Secretary

ENCORE PARTNERS LP HOLDINGS LLC
By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Treasurer and Secretary

ENCORE ENERGY PARTNERS GP LLC
By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

ENCORE ENERGY PARTNERS LP
By:	Encore Energy Partners GP LLC,
its General Partner

	By:	/s/ Robert C. Reeves
Robert C. Reeves
Senior Vice President, Chief Financial Officer and Treasurer

ENCORE ENERGY PARTNERS OPERATING LLC
By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Chief Financial Officer, Treasurer and Secretary